EXHIBIT 99.1

NUTRISYSTEM, INC. REPORTS

PRELIMINARY THIRD QUARTER 2007 RESULTS,

AUTHORIZES ADDITIONAL SHARE REPURCHASES AND ESTABLISHES $200 MILLION CREDIT FACILITY

HORSHAM, PA -- October 3, 2007 -- NutriSystem, Inc. (NASDAQ: NTRI), a leading provider of weight management and fitness products and services, today announced preliminary financial results for its third quarter ending September 30, 2007. The Company announced further that its Board of Directors has authorized a $100 million increase to its existing stock repurchase program and it has entered into a $200 million credit facility.

Third Quarter 2007 Preliminary Results:

  Revenues expected to be approximately $188 million, representing a 21% increase over the third quarter prior year.

  New customers expected to be approximately 218,000 for the Direct business, representing a 7% decline from the third quarter prior year.

  Operating income for the nine months ended September 30, 2007 expected to be between $145 million and $148 million.

  Earnings per diluted share expected to be between $0.62 and $0.66.

  Cash, cash equivalents and marketable securities expected to increase by $35 million in the quarter, with $117 million in cash, cash equivalents and marketable securities expected at quarter end.

Michael J. Hagan, Chairman and Chief Executive Officer of NutriSystem stated, "After a very strong first half of the year, our results for the third quarter didn't meet our expectations. We continue to be satisfied with our success in reactivating former customers, but our performance with new customers we believe was affected by shorter-term competitive pressures which caused our marketing dollars to become less efficient, resulting in fewer new Direct Business customers than anticipated and customer acquisition costs to be higher than anticipated."

"The results reflect expenses associated with continued investments in infrastructure and approximately $600,000 of transaction costs in the third quarter associated with a proposed acquisition that the Company is no longer pursuing," said James D. Brown, Executive Vice President and Chief Financial Officer. "In addition, we expect customer acquisition costs for the third quarter 2007 to be between $212 and $216."

Stock Repurchase Program

Under the terms of the stock repurchase program announced today, the Company may repurchase up to an additional $100 million of its issued and outstanding shares of common stock in open-market transactions on the Nasdaq National Market. Combined with the Company's existing share repurchase program, the Company currently has open authorizations to repurchase a total of $207 million of its common stock. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, alternative investment opportunities and other market conditions. The stock repurchase program has an expiration date of March 31, 2009 and may be limited or terminated at any time without prior notice. The Company also extended the expiration of its previously announced stock repurchase program to March 31, 2009 from August 9, 2008. Repurchased shares would be returned to the status of authorized but un-issued shares of common stock. As of June 30, 2007, NutriSystem had 34.3 million shares outstanding.

Credit Facility

The Company announced that it has entered into a five year $200 million unsecured revolving credit facility. The credit facility provides for an interest rate based on the London interbank offered rate plus a margin based on the Company's leverage ratio. The credit facility includes a $100 million accordion feature, which allows the Company to increase its borrowing capacity to $300 million, subject to obtaining commitments for the incremental capacity from existing or new lenders. Bank of America acted as administrative agent on the facility.

"We believe the new credit facility along with our current cash balances and the cash generating capability of our core business gives us the financial flexibility to make accretive share repurchases and enhance our growth by pursuing acquisitions to offer consumers a wider variety of complementary health and wellness products," continued Mr. Hagan. "Though mindful of the heightened competitive factors surrounding our business, the combination of a solid financial platform and upcoming catalysts for growth in fiscal 2008 gives us confidence that the Company's future remains strong."

The Company expects to report final third quarter 2007 financial results on October 23, 2007, at which time the Company will conduct a conference call with remarks from senior management about the third quarter. Management will provide revised full year 2007 financial guidance at that time.

About NutriSystem, Inc.

Founded in 1972, NutriSystem (NASDAQ: NTRI) is a leading provider of weight management and fitness products and services. The Company offers a weight loss program based on portion-controlled, lower Glycemic Index prepared meals. The program has no membership fees and provides free online and telephone counseling.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding NutriSystem's preliminary results and customer acquisition costs for the third quarter of 2007, its expectations regarding the financial flexibility provided by its credit facility, the affect of competitive pressures and other statements that are not statements of historical fact constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
James D. Brown EVP and Chief Financial Officer NutriSystem, Inc. Tel: 215-706-5302 Email: jbrown@nutrisystem.com	Brandi Piacente/Sanjay M. Hurry Investor Relations The Piacente Group, Inc. Tel: 212-481-2050 Email: brandi@tpg-ir.com/sanjay@tpg-ir.com